Capital City Bank Group, Inc.

Reports First Quarter 2013 Results

TALLAHASSEE, Fla. (April 22, 2013) – Capital City Bank Group, Inc. (NASDAQ: CCBG) today reported net income of $0.8 million, or $0.05 per diluted share for the first quarter of 2013 compared to net income of $1.9 million, or $0.11 per diluted share for the fourth quarter of 2012 and a net loss of $1.2 million, or $0.07 per diluted share for the first quarter of 2012.

Compared to the fourth quarter of 2012, performance reflects lower operating revenues of $1.1 million and a $1.7 million increase in noninterest expense, partially offset by a $1.7 million reduction in the loan loss provision.

Compared to the first quarter of 2012, the increase in earnings was due to a lower loan loss provision of $3.7 million and lower noninterest expense of $1.4 million, which was partially offset by lower operating revenues of $1.7 million and higher income tax expense of $1.4 million.

“In the first quarter of 2013 we saw more of the positive trends we experienced coming out of the latter half of 2012 with the dramatic improvement in nonperforming assets,” said William G. Smith, Jr., Chairman, President and CEO. “After declining 14.5% in 2012, nonperforming assets fell another 11.7% to $104 million in the first quarter alone. We have made clear progress in the disposition of other real estate owned and continue to believe our retail strategy – though it takes longer to execute – serves the best interests of our shareowners. While the operating environment remains choppy, economic indicators such as unemployment, population growth, housing and the overall level of real estate activity continue to improve, which we believe points toward greater stability to come. I am encouraged by the progress we’ve made despite a very challenging period and optimistic about the outlook ahead as we move forward through 2013.”

The Return on Average Assets was 0.13% and the Return on Average Equity was 1.36% for the first quarter of 2013, compared to 0.29% and 2.95%, respectively, for the fourth quarter of 2012, and -0.18% and -1.84%, respectively, for the comparable quarter in 2012.

Discussion of Financial Condition

Average earning assets were $2.241 billion for the first quarter of 2013, an increase of $61.9 million, or 2.8% over the fourth quarter of 2012, and a decline of $27.4 million, or 1.2%, from the first quarter of 2012.  The increase compared to the fourth quarter of 2012 primarily reflects the higher level of deposits resulting from the seasonal influx of public funds. The decrease in earning assets when compared to the same prior year period is attributable to the continued decline of the loan portfolio resulting from the resolution of problem loans.

We maintained an average net overnight funds (deposits with banks plus fed funds sold less fed funds purchased) sold position of $448.4 million during the first quarter of 2013 compared to an average net overnight funds sold position of $366.0 million in the fourth quarter of 2012 and an average overnight funds sold position of $373.0 million in the first quarter of 2012.  The higher balance when compared to the fourth quarter of 2012 primarily reflects the decline in the loan portfolio and higher public funds. The increase when compared to the first quarter of 2012 again reflects the declining loan portfolio, partially offset by a lower level of deposits.

The loan portfolio continues to decline and the deployment of the excess liquidity remains in overnight funds. Historically, we have maintained a slight overnight funds position. During the remainder of 2013, we will begin our efforts to reduce the current level of overnight funds.

When compared to the fourth and first quarters of 2012, average loans declined by $21.8 million and $100.0 million, respectively. Most loan categories have experienced declines with the reduction primarily in the commercial real estate and residential real estate categories. Our core loan portfolio continues to be impacted by normal amortization and a higher level of payoffs that have outpaced our new loan production. New loan production continues to be impacted by weak loan demand attributable to the trend toward consumers and businesses deleveraging, the lack of consumer confidence, and a persistently sluggish economy. Efforts to stimulate new loan growth are ongoing; during 2012 we modified lending programs in our business and commercial real estate areas to try and mitigate the significant impact that consumer and business deleveraging is having on our portfolio.

Nonperforming assets (nonaccrual loans and other real estate owned “OREO”) totaled $103.9 million at the end of the first quarter of 2013, a decrease of $13.8 million from the fourth quarter of 2012 and $33.0 million from the first quarter of 2012. Nonaccrual loans totaled $45.4 million at the end of the first quarter of 2013, a decrease of $18.8 million and $33.3 million, respectively, from the same prior year periods. Nonaccrual loan additions in the first quarter of 2013 totaled $7.7 million compared to $12.5 million and $19.7 million for the fourth quarter of 2012 and first quarter of 2012, respectively. The balance of OREO totaled $58.4 million at the end of the first quarter of 2013, an increase of $5.0 million over the fourth quarter of 2012 and $0.3 million over the first quarter of 2012. For the first quarter of 2013 we added properties totaling $13.0 million, sold properties totaling $6.8 million, and recorded valuation adjustments totaling $1.2 million. Nonperforming assets represented 3.99% of total assets at March 31, 2013 compared to 4.47% at December 31, 2012 and 5.14% at March 31, 2012.

Average total deposits were $2.103 billion for the first quarter of 2013, an increase of $51.9 million, or 2.5%, over the fourth quarter of 2012 and lower by $58.4 million, or 2.7%, from the first quarter of 2012.  The increase in deposits when compared to the fourth quarter of 2012 resulted primarily from the higher level of public funds partially offset by a reduction in certificates of deposit. When compared to the first quarter of 2012, the decline was a result of lower certificates of deposit and noninterest bearing accounts, while growth was experienced in savings and money market accounts.

Our mix of deposits continues to improve as higher cost certificates of deposit are replaced with lower rate non-maturity deposits and noninterest bearing demand accounts.  Prudent pricing discipline will continue to be the key to managing our mix of deposits.  Therefore, we do not attempt to compete with higher rate paying competitors for deposits.

Average borrowings increased by $9.6 million when compared to the fourth quarter of 2012 as a result of higher balances in repurchase agreements, and were higher by $8.2 million when compared to the first quarter of 2012, resulting from a higher level of federal home loan bank advances.

Discussion of Operating Results

Tax equivalent net interest income for the first quarter of 2013 was $20.1 million compared to $20.7 million for the fourth quarter of 2012 and $21.8 million for the first quarter of 2012.  The decrease in tax equivalent net interest income compared to the prior periods was due to a reduction in loan income primarily attributable to declining loan balances and unfavorable asset repricing, partially offset by a reduction in interest expense and a lower level of foregone interest on loans.  The lower interest expense is attributable to favorable repricing on FHLB advances and certificates of deposit which reflects both lower balances and favorable repricing.

The decline in the loan portfolio, coupled with the low rate environment continues to put pressure on our net interest income.  Lowering our cost of funds, to the extent we can, and continuing to shift the mix of our deposits will help to partially mitigate the unfavorable impact of weak loan demand and repricing, although the impact is expected to be minimal.

The net interest margin for the first quarter of 2013 was 3.64%, a decrease of fourteen basis points from the fourth quarter of 2012, and a decline of 23 basis points from the first quarter of 2012.  The decrease in the margin for both comparable periods is attributable to the shift in our earning asset mix and unfavorable asset repricing, partially offset by a lower average cost of funds.

The provision for loan losses for the first quarter of 2013 was $1.1 million compared to $2.8 million in the fourth quarter of 2012 and $4.8 million for the first quarter of 2012. The decrease in the loan loss provision compared to both prior periods reflects a lower level of impaired loan additions and related reserves as well as improving trends in loan delinquencies, classified loans, and loan losses. Net charge-offs for the first quarter of 2013 totaled $2.4 million, or 0.66% (annualized), of average loans compared to $3.8 million, or 1.00%, for the fourth quarter of 2012 and $4.6 million, or 1.16%, in the first quarter of 2012. At quarter-end, the allowance for loan losses of $27.8 million was 1.90% of outstanding loans (net of overdrafts) and provided coverage of 61% of nonperforming loans compared to 1.93% and 45%, respectively, at December 31, 2012, and 1.98% and 40%, respectively, at March 31, 2012.

Noninterest income for the first quarter of 2013 totaled $13.6 million, a decrease of $0.5 million, or 3.8%, from the fourth quarter of 2012 reflective of lower deposit fees of $0.6 million, trust fees of $0.1 million, and other income of $0.2 million, partially offset by higher retail brokerage fees of $0.2 million and mortgage banking fees of $0.1 million. The decrease in deposit fees was primarily due to an expected lower utilization of our overdraft protection service during the first quarter as clients receive tax refunds and to a lesser extent two less processing days in the current quarter. The decrease in trust fees reflects a lower level of assets under management primarily due to account distributions. Other income declined due to a lower level of gains from the sale of OREO properties. The increase in retail brokerage fees reflects a higher level of client trading activity. A higher level of loans funded and a higher margin realized for sold loans drove the increase in mortgage banking fees. Compared to the first quarter of 2012, noninterest income remained flat as higher retail brokerage fees of $0.2 million and mortgage banking fees of $0.2 million were offset by lower deposit fees of $0.2 million, bank card fees of $0.1 million, and other income of $0.1 million. Increased client trading activity drove the improvement in retail brokerage fees. The increase in mortgage fees was attributable to a higher level of loans funded and a higher margin for sold loans. The reduction in deposit fees was due to a higher level of charged off checking accounts. Bank card fees decline due to a lower level of card activity and the decrease in other income was attributable to a lower level of fees for our working capital finance product.

Noninterest expense for the first quarter of 2013 totaled $31.2 million, an increase of $1.7 million, or 5.9%, over the fourth quarter of 2012 and a decrease of $1.4 million, or 4.3%, from the first quarter of 2012. The increase compared to the fourth quarter of 2012 was due to higher compensation expense of $1.0 million and an increase in OREO expense of $1.0 million, partially offset by lower furniture/equipment expense of $0.1 million and other expense of $0.2 million. The increase in compensation was driven by higher pension plan expense of $0.4 million, payroll taxes of $0.2 million, unemployment taxes of $0.2 million, cash incentive expense of $0.1 million, and employee insurance of $0.1 million. The increase in expense for our pension plan was primarily attributable to the utilization of a lower discount rate in 2013 due to lower long-term bond interest rates. The increase in payroll taxes reflects the reset of social security taxes and the increase in unemployment taxes is attributable to timing as a large portion of the annual premium is paid in the first quarter. Cash incentive expense increased due to the reset of these plans for 2013 performance metrics. The increase in employee insurance reflects the annual renewal of policies at a slightly higher premium rate. OREO expense increased due to a higher level of property valuation adjustments. The favorable variance in furniture/equipment expense was due to lower tangible taxes and the decrease in other expense reflects lower professional fees and advertising costs. The favorable variance in noninterest expense compared to the first quarter of 2012 was primarily attributable to a reduction in OREO expense of $0.6 million, compensation expense of $0.1 million, and other expense of $0.6 million. The reduction in OREO expense was due to a lower level of loss on sale from property dispositions. Lower employee salary expense, which is reflective of reduced headcount drove the decline in compensation. Decreases in professional fees, legal fees, and advertising costs drove the reduction in the other expense category. Expense management continues to be a key strategic focus as we evaluate opportunities to optimize our delivery channels, review our vendor relationships, and better manage our discretionary expenses.

About Capital City Bank Group, Inc.

Capital City Bank Group, Inc. (Nasdaq: CCBG) is one of the largest publicly traded bank holding companies headquartered in Florida and has approximately $2.6 billion in assets. The Company provides a full range of banking services, including traditional deposit and credit services, asset management, trust, mortgage banking, merchant services, bankcards, data processing and securities brokerage services. The Company's bank subsidiary, Capital City Bank, was founded in 1895 and now has 66 full-service offices and 71 ATMs in Florida, Georgia and Alabama. For more information about Capital City Bank Group, Inc., visit www.ccbg.com.

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this Press Release are based on current plans and expectations that are subject to uncertainties and risks, which could cause the Company’s future results to differ materially. The following factors, among others, could cause the Company’s actual results to differ: the Company’s need and our ability to incur additional debt or equity financing; the accuracy of the Company’s financial statement estimates and assumptions, including the estimate used for the Company’s loan loss provision and deferred tax valuation allowance; continued depression of the market value of the Company that could result in an impairment of goodwill; legislative or regulatory changes, including the Dodd-Frank Act and Basel III; the strength of the U.S. economy and the local economies where the Company conducts operations; the frequency and magnitude of foreclosure of the Company’s loans; restrictions on our operations, including the inability to pay dividends without our regulators’ consent; the effects of the health and soundness of other financial institutions, including the FDIC’s need to increase Deposit Insurance Fund assessments; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; harsh weather conditions and man-made disasters; fluctuations in inflation, interest rates, or monetary policies; changes in the stock market and other capital and real estate markets; customer acceptance of third-party products and services; increased competition and its effect on pricing, including the impact on our net interest margin from the repeal of Regulation Q; negative publicity and the impact on our reputation; technological changes; the effects of security breaches and computer viruses that may affect the Company’s computer systems; changes in consumer spending and savings habits; the Company’s growth and profitability; changes in accounting; and the Company’s ability to manage the risks involved in the foregoing. Additional factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and the Company’s other filings with the SEC, which are available at the SEC’s internet site (http://www.sec.gov). Forward-looking statements in this Press Release speak only as of the date of the Press Release, and the Company assumes no obligation to update forward-looking statements or the reasons why actual results could differ.

CAPITAL CITY BANK GROUP, INC. EARNINGS HIGHLIGHTS Unaudited

		Three Months Ended
(Dollars in thousands, except per share data)	Mar 31, 2013	Dec 31, 2012	Mar 31, 2012

EARNINGS
Net Income (Loss)	$839	$1,875	$(1,162)
Net Income (Loss) Per Common Share	$0.05	$0.11	$(0.07)
PERFORMANCE
Return on Average Assets	0.13%	0.29%	-0.18%
Return on Average Equity	1.36%	2.95%	-1.84%
Net Interest Margin	3.64%	3.78%	3.87%
Noninterest Income as % of Operating Revenue	40.62%	40.81%	38.64%
Efficiency Ratio	92.67%	84.68%	92.04%
CAPITAL ADEQUACY
Tier 1 Capital Ratio	14.95%	14.35%	14.17%
Total Capital Ratio	16.32%	15.72%	15.54%
Tangible Common Equity Ratio	6.49%	6.35%	6.42%
Leverage Ratio	9.81%	9.90%	9.71%
Equity to Assets	9.54%	9.37%	9.43%
ASSET QUALITY
Allowance as % of Non-Performing Loans	61.17%	45.42%	39.65%
Allowance as a % of Loans	1.90%	1.93%	1.98%
Net Charge-Offs as % of Average Loans	0.66%	1.00%	1.16%
Nonperforming Assets as % of Loans and ORE	6.81%	7.47%	8.36%
Nonperforming Assets as % of Total Assets	3.99%	4.47%	5.14%
STOCK PERFORMANCE
High	$12.54	$11.91	$9.91
Low	10.95	9.04	7.32
Close	12.35	11.37	7.45
Average Daily Trading Volume	$23,519	$20,045	$24,751

CAPITAL CITY BANK GROUP, INC. CONSOLIDATED STATEMENT OF FINANCIAL CONDITION Unaudited

	2013	2012
(Dollars in thousands)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
ASSETS
Cash and Due From Banks	$52,677	$66,238	$53,076	$57,477	$50,567
Funds Sold and Interest Bearing Deposits	461,714	443,494	314,318	434,814	418,678
Total Cash and Cash Equivalents	514,391	509,732	367,394	492,291	469,245

Investment Securities, Available-for-Sale	307,502	296,985	288,166	280,753	284,490

Loans, Net of Unearned Interest
Commercial, Financial, & Agricultural	125,905	139,850	135,939	136,736	132,119
Real Estate - Construction	42,968	43,740	43,278	46,803	34,554
Real Estate - Commercial	599,517	613,625	609,671	605,819	624,528
Real Estate - Residential	311,189	318,400	341,044	353,198	364,123
Real Estate - Home Equity	233,205	236,263	239,446	242,929	240,800
Consumer	146,043	150,728	154,389	162,899	174,132
Other Loans	5,187	11,547	6,891	5,638	6,555
Overdrafts	2,307	7,149	2,637	2,214	2,073
Total Loans, Net of Unearned Interest	1,466,321	1,521,302	1,533,295	1,556,236	1,578,884
Allowance for Loan Losses	(27,803)	(29,167)	(30,222)	(29,929)	(31,217)
Loans, Net	1,438,518	1,492,135	1,503,073	1,526,307	1,547,667

Premises and Equipment, Net	105,883	107,092	109,003	110,302	111,408
Intangible Assets	84,985	85,053	85,161	85,269	85,376
Other Real Estate Owned	58,421	53,426	53,172	58,059	58,100
Other Assets	95,613	89,561	87,815	92,869	103,992
Total Other Assets	344,902	335,132	335,151	346,499	358,876

Total Assets	$2,605,313	$2,633,984	$2,493,784	$2,645,850	$2,660,278

LIABILITIES
Deposits:
Noninterest Bearing Deposits	$616,017	$609,235	$596,660	$623,130	$605,774
NOW Accounts	765,030	842,435	703,327	789,103	845,149
Money Market Accounts	299,118	267,766	285,084	288,352	283,224
Regular Savings Accounts	200,492	184,541	181,523	178,388	172,262
Certificates of Deposit	233,325	241,019	254,000	271,413	279,295
Total Deposits	2,113,982	2,144,996	2,020,594	2,150,386	2,185,704

Short-Term Borrowings	50,682	47,435	42,388	69,449	42,188
Subordinated Notes Payable	62,887	62,887	62,887	62,887	62,887
Other Long-Term Borrowings	41,224	46,859	38,126	38,846	42,826
Other Liabilities	87,930	84,918	79,427	75,260	75,876

Total Liabilities	2,356,705	2,387,095	2,243,422	2,396,828	2,409,481

SHAREOWNERS’ EQUITY
Common Stock	173	172	172	172	172
Additional Paid-In Capital	39,580	38,707	38,493	38,260	38,101
Retained Earnings	238,408	237,569	235,694	234,573	236,299
Accumulated Other Comprehensive Loss, Net of Tax	(29,553)	(29,559)	(23,997)	(23,983)	(23,775)

Total Shareowners’ Equity	248,608	246,889	250,362	249,022	250,797

Total Liabilities and Shareowners’ Equity	$2,605,313	$2,633,984	$2,493,784	$2,645,850	$2,660,278

OTHER BALANCE SHEET DATA
Earning Assets	$2,235,537	$2,261,781	$2,135,779	$2,271,803	$2,282,053
Intangible Assets
Goodwill	84,811	84,811	84,811	84,811	84,811
Core Deposits	0	19	79	139	198
Other	174	223	271	319	367
Interest Bearing Liabilities	1,652,758	1,692,942	1,567,335	1,698,438	1,727,831

Book Value Per Diluted Share	$14.35	$14.31	$14.54	$14.48	$14.60
Tangible Book Value Per Diluted Share	9.44	9.38	9.59	9.52	9.63

Actual Basic Shares Outstanding	17,319	17,232	17,223	17,198	17,182
Actual Diluted Shares Outstanding	17,326	17,259	17,223	17,198	17,182

CAPITAL CITY BANK GROUP, INC. CONSOLIDATED STATEMENT OF OPERATIONS Unaudited

	2013	2012
(Dollars in thousands, except per share data)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

INTEREST INCOME
Interest and Fees on Loans	$20,154	$20,756	$21,274	$21,359	$22,005
Investment Securities	704	808	798	834	900
Funds Sold	270	223	254	244	225
Total Interest Income	21,128	21,787	22,326	22,437	23,130

INTEREST EXPENSE
Deposits	415	429	480	556	643
Short-Term Borrowings	82	69	71	48	8
Subordinated Notes Payable	339	351	372	372	382
Other Long-Term Borrowings	347	383	372	396	436
Total Interest Expense	1,183	1,232	1,295	1,372	1,469
Net Interest Income	19,945	20,555	21,031	21,065	21,661
Provision for Loan Losses	1,070	2,766	2,864	5,743	4,793
Net Interest Income after Provision for Loan Losses	18,875	17,789	18,167	15,322	16,868

NONINTEREST INCOME
Service Charges on Deposit Accounts	6,165	6,764	6,406	6,313	6,309
Data Processing Fees	653	671	687	680	675
Asset Management Fees(1)	993	1,100	1,020	1,020	1,015
Retail Brokerage Fees(1)	922	718	666	884	758
Mortgage Banking Fees	1,043	910	978	864	848
Interchange Fees (2)	1,793	1,726	1,619	1,580	1,526
ATM/Debit Card Fees (2)	868	886	997	1,204	1,245
Other	1,151	1,343	1,202	1,361	1,210
Total Noninterest Income	13,588	14,118	13,575	13,906	13,586

NONINTEREST EXPENSE
Compensation	16,739	15,772	15,510	16,117	16,843
Occupancy, Net	2,248	2,200	2,332	2,276	2,266
Furniture and Equipment	2,153	2,212	2,245	2,245	2,201
Intangible Amortization	68	108	108	107	108
Other Real Estate	2,901	1,917	2,616	3,460	3,513
Other	7,091	7,259	7,390	8,088	7,666
Total Noninterest Expense	31,200	29,468	30,201	32,293	32,597

OPERATING PROFIT (LOSS)	1,263	2,439	1,541	(3,065)	(2,143)
Income Tax Expense (Benefit)	424	564	420	(1,339)	(981)
NET INCOME (LOSS)	$839	$1,875	$1,121	$(1,726)	$(1,162)

PER SHARE DATA
Basic Income (Loss)	$0.05	$0.11	$0.07	$(0.10)	$(0.07)
Diluted Income (Loss)	$0.05	$0.11	$0.07	$(0.10)	$(0.07)
AVERAGE SHARES
Basic	17,302	17,229	17,215	17,192	17,181
Diluted	17,309	17,256	17,228	17,192	17,181

(1) Together referred to as “Wealth Management Fees”

(2) Together referred to as “Bank Card Fees”

CAPITAL CITY BANK GROUP, INC. ALLOWANCE FOR LOAN LOSSES AND NONPERFORMING ASSETS Unaudited

	2013	2012	2012	2012	2012
(Dollars in thousands, except per share data)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

ALLOWANCE FOR LOAN LOSSES
Balance at Beginning of Period	$29,167	$30,222	$29,929	$31,217	$31,035
Provision for Loan Losses	1,070	2,766	2,864	5,743	4,793
Net Charge-Offs	2,434	3,821	2,571	7,031	4,611
Balance at End of Period	$27,803	$29,167	$30,222	$29,929	$31,217
As a % of Loans	1.90%	1.93%	1.97%	1.93%	1.98%
As a % of Nonperforming Loans	61.17%	45.42%	40.80%	40.03%	39.65%

CHARGE-OFFS
Commercial, Financial and Agricultural	$154	$166	$331	$57	$268
Real Estate - Construction	610	227	127	275	0
Real Estate - Commercial	1,043	468	512	3,519	1,532
Real Estate - Residential	683	2,877	981	3,894	1,967
Real Estate - Home Equity	113	745	834	425	892
Consumer	296	488	355	550	732
Total Charge-Offs	$2,899	$4,971	$3,140	$8,720	$5,391

RECOVERIES
Commercial, Financial and Agricultural	$51	$87	$53	$83	$67
Real Estate - Construction	—	7	9	27	—
Real Estate - Commercial	38	468	34	42	138
Real Estate - Residential	96	83	76	969	163
Real Estate - Home Equity	18	250	15	116	18
Consumer	262	255	382	452	394
Total Recoveries	$465	$1,150	$569	$1,689	$780

NET CHARGE-OFFS	$2,434	$3,821	$2,571	$7,031	$4,611

Net Charge-Offs as a % of Average Loans(1)	0.66%	1.00%	0.66%	1.80%	1.16%

RISK ELEMENT ASSETS
Nonaccruing Loans	$45,448	$64,222	$74,075	$74,770	$78,726
Other Real Estate Owned	58,421	53,426	53,172	58,059	58,100
Total Nonperforming Assets	$103,869	$117,648	$127,247	$132,829	$136,826

Past Due Loans 30-89 Days	$9,274	$9,934	$12,923	$16,695	$9,193
Past Due Loans 90 Days or More	—	—	—	—	25
Performing Troubled Debt Restructuring’s	$53,108	$47,474	$45,973	$38,734	$37,373

Nonperforming Loans as a % of Loans	3.10%	4.22%	4.83%	4.80%	4.99%
Nonperforming Assets as a % of
Loans and Other Real Estate	6.81%	7.47%	8.02%	8.23%	8.36%
Nonperforming Assets as a % of Total Assets	3.99%	4.47%	5.10%	5.02%	5.14%

(1) Annualized

CAPITAL CITY BANK GROUP, INC. AVERAGE BALANCE AND INTEREST RATES(1) Unaudited

	First Quarter 2013			Fourth Quarter 2012			Third Quarter 2012			Second Quarter 2012			First Quarter 2012
(Dollars in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
ASSETS:
Loans, Net of Unearned Interest	$1,496,432	20,228	5.48%	$1,518,280	20,837	5.46%	$1,541,262	21,366	5.51%	$1,570,827	21,456	5.49%	$1,596,480	22,121	5.57%

Investment Securities
Taxable Investment Securities	215,087	590	1.10	219,985	697	1.26	214,431	691	1.28	216,952	730	1.35	242,481	794	1.31
Tax-Exempt Investment Securities	80,946	174	0.86	74,647	172	0.92	67,446	163	0.97	63,715	161	1.01	56,313	162	1.15

Total Investment Securities	296,033	764	1.04	294,632	869	1.17	281,877	854	1.21	280,667	891	1.27	298,794	956	1.28

Funds Sold	448,424	270	0.24	366,034	223	0.24	386,027	254	0.26	411,353	244	0.24	373,033	225	0.24

Total Earning Assets	2,240,889	$21,262	3.85%	2,178,946	$21,929	4.00%	2,209,166	$22,474	4.05%	2,262,847	$22,591	4.01%	2,268,307	$23,302	4.13%

Cash and Due From Banks	50,679			51,344			47,207			47,711			49,427
Allowance for Loan Losses	(30,467)			(30,605)			(30,260)			(31,599)			(31,382)
Other Assets	337,579			334,326			340,126			345,458			350,555

Total Assets	$2,598,680			$2,534,011			$2,566,239			$2,624,417			$2,636,907

LIABILITIES:
Interest Bearing Deposits
NOW Accounts	$788,660	$156	0.08%	$714,682	$131	0.07%	$740,178	$144	0.08%	$809,172	$167	0.08%	$823,406	$192	0.09%
Money Market Accounts	282,847	54	0.08	275,458	57	0.08	287,250	60	0.08	280,371	63	0.09	277,558	75	0.11
Savings Accounts	193,033	23	0.05	182,760	23	0.05	179,445	23	0.05	174,923	21	0.05	165,603	20	0.05
Time Deposits	238,441	181	0.31	247,679	218	0.35	263,007	253	0.38	274,497	305	0.45	284,129	356	0.50
Total Interest Bearing Deposits	1,502,981	414	0.11%	1,420,579	429	0.12%	1,469,880	480	0.13%	1,538,963	556	0.15%	1,550,696	643	0.17%

Short-Term Borrowings	55,255	82	0.60%	45,893	69	0.59%	59,184	71	0.48%	57,983	48	0.33%	45,645	8	0.07%
Subordinated Notes Payable	62,887	339	2.15	62,887	351	2.19	62,887	372	2.31	62,887	372	2.34	62,887	382	2.40
Other Long-Term Borrowings	42,898	348	3.29	42,673	383	3.57	38,494	372	3.85	40,617	396	3.92	44,286	436	3.96

Total Interest Bearing Liabilities	1,664,021	$1,183	0.29%	1,572,032	$1,232	0.31%	1,630,445	$1,295	0.32%	1,700,450	$1,372	0.32%	1,703,514	$1,469	0.35%

Noninterest Bearing Deposits	599,986			630,520			605,602			596,690			610,692
Other Liabilities	85,116			78,442			78,446			74,633			68,254

Total Liabilities	2,349,123			2,280,994			2,314,493			2,371,773			2,382,460

SHAREOWNERS’ EQUITY:	249,557			253,017			251,746			252,644			254,447

Total Liabilities and Shareowners’ Equity	$2,598,680			$2,534,011			$2,566,239			$2,624,417			$2,636,907

Interest Rate Spread		$20,079	3.56%		$20,697	3.69%		$21,179	3.73%		$21,219	3.69%		$21,833	3.78%

Interest Income and Rate Earned(1)		21,262	3.85		21,929	4.00		22,474	4.05		22,591	4.01		23,302	4.13
Interest Expense and Rate Paid(2)		1,183	0.21		1,232	0.22		1,295	0.23		1,372	0.24		1,469	0.26

Net Interest Margin		$20,079	3.64%		$20,697	3.78%		$21,179	3.82%		$21,219	3.77%		$21,833	3.87%

(1) Interest and average rates are calculated on a tax-equivalent basis using the 35% Federal tax rate.

(2) Rate calculated based on average earning assets.